EXHIBIT 99.1

Conatus Pharmaceuticals Reports Second Quarter 2014 Financial Results and Program Updates

SAN DIEGO, Aug. 13, 2014 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced financial results for the quarter and six months ended June 30, 2014, and provided updates on its clinical development programs.

Financial Results

The net loss for the second quarter of 2014 was $5.3 million compared with $4.9 million for the second quarter of 2013. The net loss for the first six months of 2014 was $10.5 million compared with $7.2 million for the first six months of 2013.

Research and development expenses were $3.5 million for the second quarter of 2014 compared with $1.1 million for the second quarter of 2013. Research and development expenses were $7.1 million for the first six months of 2014 compared with $2.1 million for the first six months of 2013. The increases in research and development expenses were primarily due to increases in external costs for clinical trials and manufacturing related to emricasan and personnel costs.

General and administrative expenses were $1.8 million for the second quarter of 2014 compared with $0.7 million for the second quarter of 2013. General and administrative expenses were $3.4 million for the first six months of 2014 compared with $1.4 million for the first six months of 2013. The increases in general and administrative expenses were primarily due to additional personnel costs and costs associated with being a public company.

Cash, cash equivalents and marketable securities were $47.0 million at June 30, 2014, compared with $56.4 million at December 31, 2013. The company is projecting a year-end 2014 balance of cash, cash equivalents and marketable securities of between $28 million and $32 million.

Program Updates

Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease and acute exacerbations of chronic liver disease, including:

  Patients with acute-on-chronic liver failure (ACLF);
  Patients with chronic liver failure (CLF);
  Post-orthotopic liver transplant (POLT) recipients with reestablished liver fibrosis post-transplant as a result of recurrent hepatitis C virus (HCV) infection who have successfully achieved a sustained viral response (SVR) following HCV antiviral therapy (POLT-HCV-SVR); and
  Patients with nonalcoholic fatty liver disease (NAFLD), including the subset of NAFLD patients with inflammatory and/or fibrotic nonalcoholic steatohepatitis (NASH).

ACLF Update

Conatus is conducting three clinical trials of emricasan in patients with impaired organ function to support dose selection and prioritization for advancement in its overall clinical development program: a Phase 2b trial initiated in September 2013 in ACLF patients who may have simultaneous impairment of both liver and kidney function; a Phase 1 trial initiated in January 2014 in patients with severe renal impairment; and a Phase 1 trial initiated in April 2014 in patients with various degrees of hepatic impairment.

The company today confirmed its guidance that top-line pharmacokinetic (PK) data from these three trials are expected in the second half of 2014. The company further announced that it expects to complete dosing in the ACLF trial by year-end 2014.  The company does not expect to dose the maximum of 60 patients stipulated in the protocol, but expects that enrollment and results will be sufficient to determine the future direction for the clinical development of emricasan in this critically ill patient population by the end of 2014.

CLF Update

The company believes that emricasan may provide meaningful clinical benefit for CLF patients with long-term cirrhosis whose disease symptoms progress in severity over time. Patients with more advanced cirrhosis may include those on the transplant waiting list and those not eligible for the transplant waiting list. We believe emricasan may help stabilize these patients long enough to get a liver transplant, or improve their condition enough to qualify for a transplant. Dosing and PK information from the severe renal impairment trial and the hepatic impairment trial is expected to support the design of a CLF trial.

Initiation of a Phase 2 trial in CLF patients is expected in the second half of 2014.

POLT-HCV-SVR Update

The company initiated a Phase 2b clinical trial in POLT-HCV-SVR patients with fibrosis in May 2014. The placebo-controlled, double-blind (open to sponsor) clinical trial is designed to enroll approximately 60 patients at approximately 15 planned clinical sites in the United States. Patients will be randomized 2:1 to receive either 25 mg of emricasan or placebo orally twice daily for 24 months and will then be followed for another month post-treatment. The primary endpoint in this exploratory proof-of-concept clinical trial is the change in the Ishak Fibrosis Score compared to placebo. The clinical trial will also evaluate other histological markers, key serum biomarkers, and the safety and tolerability of emricasan in the target patient population.

Initial open-label data from the POLT-HCV-SVR Phase 2b trial are expected to be available in the first half of 2015.

If, as expected, a subset of patients in this trial also has histological evidence of fat in their livers (steatosis), their baseline NAFLD Activity Scores (NAS) and subsequent changes will be evaluated.

NAFLD/NASH Update

The company initiated a Phase 2 clinical trial of emricasan in patients with NAFLD, including patients with NASH, in March 2014. The trial is intended to confirm the appropriate dosing in this patient population for potential future studies, to expand emricasan's safety database, and to evaluate changes in relevant biomarkers of liver damage.

Dosing data from this clinical trial are expected to position the company to be ready to move forward once appropriate Phase 3 endpoints are confirmed and a regulatory approval pathway is established in the NASH population. Announcement of top-line results from the Phase 2 NAFLD/NASH clinical trial is being deferred to the first quarter of 2015.

Conference Call and Audio Webcast

Conatus will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the quarterly results and provide a corporate update. To access the conference call, please dial 877-312-5857 (domestic) or 970-315-0455 (international) at least five minutes prior to the start time and refer to conference ID 83518440. A live and archived audio webcast of the call will also be available in the Investor Center of the company's website at http://ir.conatuspharma.com/events.cfm.

About Emricasan Clinical Development

To date, emricasan has been studied in over 500 subjects in more than ten clinical trials. In a completed Phase 2b clinical trial, emricasan consistently demonstrated clinically meaningful, statistically significant, rapid and sustained reduction in elevated levels of key biomarkers of inflammation and cell death that are implicated in the severity and progression of liver disease. Importantly, these key biomarkers are known to be elevated and to have prognostic value in multiple hepatic indications that Conatus is currently pursuing. Conatus is also supporting a pilot clinical study funded by the National Institute on Alcohol Abuse and Alcoholism (NIAAA) in patients with severe alcoholic hepatitis.

About Conatus Pharmaceuticals

Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease and acute exacerbations of chronic liver disease. Emricasan is a first-in-class, orally active pan-caspase protease inhibitor designed to reduce the activity of enzymes that mediate inflammation and cell death, or apoptosis. Conatus believes that by reducing the activity of these enzymes, emricasan has the potential to interrupt the disease progression across the spectrum of liver disease. For additional information, please visit http://www.conatuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward looking statements, including:  statements regarding Conatus' projected cash, cash equivalents and marketable securities; the completion of dosing in the Phase 2b clinical trial in ACLF and the sufficiency of the data from such trial to determine Conatus' future direction for clinical development in ACLF; the timeline to announce results of PK data from the ACLF, severe renal impairment and hepatic impairment trials, and open-label data from the POLT-HCV-SVR Phase 2b trial; the timeline to initiate the Phase 2 clinical trial in CLF patients; the timeline to evaluate top-line results from the Phase 2 NAFLD/NASH clinical trial and the sufficiency of the dosing data from such trial to position Conatus to be ready to move forward in clinical development in this patient population; the expected numbers of patients and trial sites in clinical trials, and future clinical development plans for emricasan; and emricasan's therapeutic potential in patients with liver disease. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including: Conatus' ability to initiate and successfully complete current and planned clinical trials; Conatus' dependence on its ability to obtain regulatory approval for, and then successfully commercialize emricasan, which is Conatus' only drug candidate; Conatus' reliance on third parties to conduct its clinical trials, enroll patients, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of emricasan, if approved; potential adverse side effects or other safety risks associated with emricasan that could delay or preclude its approval; Conatus' ability to obtain orphan drug exclusivity for emricasan for any indication; results of future clinical trials of emricasan; the potential for competing products to limit the clinical trial enrollment opportunities for emricasan in certain indications; the uncertainty of the U.S. Food and Drug Administration's (FDA's) and other regulatory agencies' approval processes and other regulatory requirements; Conatus' ability to fully comply with numerous federal, state and local laws and regulatory requirements applicable to it; Conatus' limited operating history and its ability to operate successfully as a public company; Conatus' ability to obtain additional financing in order to complete the development and commercialization of emricasan; and those risks described in Conatus' prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus' forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
Selected Condensed Financial Information
(Unaudited)

	Three Months Ended		Six Months Ended
Statements of Operations	June 30,		June 30,
	2014	2013	2014	2013

Operating expenses:
Research and development	$ 3,467,068	$ 1,117,096	$ 7,117,666	$ 2,084,874
General and administrative	1,837,688	670,430	3,432,935	1,419,226
Total operating expenses	5,304,756	1,787,526	10,550,601	3,504,100
Other income (expense):
Interest income	15,343	--	36,116	132
Interest expense	(17,500)	(196,244)	(35,000)	(213,744)
Other income (expense)	3,889	726	3,105	(14,951)
Other financing expense	--	(2,890,258)	--	(3,437,422)
Total other income (expense)	1,732	(3,085,776)	4,221	(3,665,985)
Net loss	(5,303,024)	(4,873,302)	(10,546,380)	(7,170,085)

Reconciliation of net loss to net (loss) income applicable to common stockholders:
Gain on extinguishment of convertible preferred stock	--	11,491,043	--	11,491,043
Deemed distribution from promissory note issuance	--	(474,561)	--	(474,561)
Net income applicable to participating securities	--	(5,919,404)	--	(3,846,397)
Net (loss) income applicable to common stockholders	$ (5,303,024)	$ 223,776	$ (10,546,380)	$ --

Net (loss) income per share applicable to common stockholders:
Basic	$ (0.34)	$ 0.20	$ (0.68)	$ --
Diluted	$ (0.34)	$ 0.16	$ (0.68)	$ --
Weighted average shares outstanding used in computing net (loss) income per share applicable to common stockholders:
Basic	15,445,835	1,138,695	15,429,731	1,099,830
Diluted	15,445,835	1,439,211	15,429,731	1,400,229

			June 30,	December 31,
Balance Sheets			2014	2013

Assets
Current assets:
Cash, cash equivalents and marketable securities			$ 46,963,990	$ 56,352,987
Prepaid and other current assets			639,733	545,504
Total current assets			47,603,723	56,898,491
Property and equipment, net			83,398	23,068
Other assets			77,376	14,395
Total assets			$ 47,764,497	$ 56,935,954

Liabilities and stockholders' equity
Current liabilities			$ 3,261,678	$ 2,817,004
Note payable			1,000,000	1,000,000
Stockholders' equity			43,502,819	53,118,950
Total liabilities and stockholders' equity			$ 47,764,497	$ 56,935,954

CONTACT: INVESTORS
         Alan Engbring, Conatus Pharmaceuticals
         (858) 376-2637, aengbring@conatuspharma.com

         MEDIA
         Mariesa Kemble, Sam Brown Inc.
         (608) 850-4745, mariesakemble@sambrown.com